                                                                     EXHIBIT 4.1

                       FIRST AMENDMENT TO PROMISSORY NOTE
                       ----------------------------------

    The FIRST AMENDMENT TO PROMISSORY NOTE (this "Note Amendment") dated as of March 19, 1999 between Buffalo & Pittsford Railroad, Inc. (the "Borrower or Maker") and CSX Transportation, Inc. (the "Lender")

                              W I T N E S S E T H:

    WHEREAS, Lender is the current holder of a certain promissory note dated October 7, 1991, (the "Original Note") in the original principal amount of Nine Million Five Hundred Thousand and no/100 Dollars ($9,500,000.00); and

    WHEREAS, the parties hereto are desirous of amending the Original Note in the manner hereinafter provided.

    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    (1) Section 1(a) on Page one (1) of the Original Note is deleted in its entirety and substituting in its place:

    1(a) Interest on the principal sum evidenced by this Note shall commence to accrue from October 8, 1991, through and ending September 30, 1992, at the rate of six percent (6%) per annum, and from and including October 1, 1992, and thereafter, at the rate of eight percent (8%) per annum (the "Interest Rate"), and shall be paid in arrears on the first day of January, 1992 and on the first day of each consecutive calendar quarter thereafter, to and including the first day of October, 2000.

    (2) Section 1(b) on Page two (2) and three (3) of the Original Note is deleted in its entirety and substituting in its place:

    1(b) Commencing on the 31st day of December, 1991, and on the 31st day of each consecutive December thereafter, to and including the 31st day of December, 1999 (each a "Principal Installment Due Date"), there shall be due and payable equal annual installments of principal, each in the amount of One Million One Hundred Eighty Seven Thousand Five Hundred and No/100 Dollars ($1,186,500.00) provided however, that the Maker's obligation to pay any such annual installment of principal shall be subject to the following: if, during the twelve (12) month period ending on the 31st day of December immediately preceding any Principal Installment Due Date, the Maker has generated freight revenue in excess of Sixteen Million Four Hundred Thousand Dollars ($15,400,000.00) and a positive cash flow (as hereinafter defined), the Maker shall use one-half (1/2) of said excess freight revenues (but only to the extent of such positive cash flow) to pay, on or prior to the next succeeding Principal Installment Due Date, any arrearage owing on any annual installment(s) of principal due on any prior Principal Installment Due Date and the annual installment of principal due on such next succeeding Principal Installment Due Date.

    "Cash Flow" shall mean, for any twelve (12) month period ending on December 31, the Maker's net income, plus depreciation expenses, plus payments made pursuant to a promissory note payable to Arthur T. Walker Estate Corporation or one of its affiliates dated September 27, 1991 with a face amount of $1,303,967, less all payments under this Note toward annual installments of principal made during such period (including payments made to Holder pursuant to Subsection (c) of this Section 1, less payments made pursuant to a promissory note payable to Holder dated October 31, 1990 with a face amount of One Million Two Hundred Ninety Thousand Three Hundred Twenty-One and 84/100 ($1,290,321.84) less capital expenditures of Maker not to exceed $2,600,000. Because any Principal Installment Due Date will occur, and therefore any determinations of freight revenues and cash flow will be made, prior to makers receiving its audited financial statements covering its immediately preceding fiscal year, such determinations shall be made in the first instance upon the basis of Maker's unaudited financial statements for such year. When Maker's audited financial statements become available, such determination shall be recalculated and, to the extent of any difference from the earlier determination, a cash adjustment promptly shall be made between Maker and Holder.

    (3) Section 1(d) on Page 4 of the Original Note is deleted in its entirety and substituting in its place:

    1(d) On October 1, 2000 (the "Maturity Date"), a final payment in the aggregate of the unpaid principal sum due on this Note, all accrued and unpaid interest thereon, and all other sums evidenced by this Note, or secured or governed by or relating to the Mortgage, the Security Agreement and/or any other instrument collateral, incidental or related thereto (this Note, the Mortgage, the Security Agreement and any and all other documents evidencing, securing or relating to the indebtedness evidenced by this Note or secured by the Mortgage and the Security Agreement, and all renewals, modifications, consolidations and extensions of such documents, being herein collectively referred to as the "Loan Documents"), shall become immediately due and payable in full.

    (4) This "Note" or the "Note" shall be deemed to mean the Original Note as amended by this Note Amendment. Except as herein modified, the terms and provisions of the Original Note shall, in all other respects, remain unmodified, are hereby reaffirmed, and shall remain in full force and effect. This Note Amendment is deemed incorporated into the Original Note as if fully set forth at length therein.

    (5) This Note Amendment may not be modified orally, but only a writing executed by all of the parties hereto.

                                      -2-
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    IN WITNESS WHEREOF the parties have executed their Note Amendment as of the date and year first above written.

Borrower's Address:                     BORROWER:
------------------

Buffalo and Pittsburgh Railroad, Inc.    /s/ Mark W. Hastings          (SEAL)
71 Lewis Street                          ______________________________
Greenwich, CT 06830                      ______________________________(SEAL)



                                         ATTEST:


                                         ___________________________________
                                         Print Name:________________________
                                         Print Title:_______________________


                                         LENDER:

                                         CSX TRANSPORTATION, INC.

                                         By /s/ J.T. Derwin
                                           _________________________________
                                           Print Name: J.T. Derwin
                                                       _____________________
                                           Print Title: AVP Asset Management
                                                       _____________________

                                           ATTEST:

                                           /s/ Joyce A. Dolan
                                           _________________________________
                                           Print Name: Joyce A. Dolan
                                                       _____________________
                                           Print Title:  Assistant Secretary
                                                       _____________________

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